Exhibit 99.1

Hi-Tech Pharmacal Reports Record Sales of $50.0 Million and Earnings Per Share of $0.79 for the Third Fiscal Quarter Ended January 31, 2011

AMITYVILLE, N.Y. - March 10, 2011 - Hi-Tech Pharmacal Co., Inc. (NASDAQ:  HITK) today reported results for the quarter ended January 31, 2011.

For the three months ended January 31, 2011, the Company reported net sales of $50.0 million, an increase of 29% from $38.8 million for the same period last year.

During the quarter ended January 31, 2011, net sales of generic pharmaceutical products were $40.9 million, an increase of 30% compared to $31.5 million for the same fiscal 2010 period. Sales of Fluticasone Propionate nasal spray increased 562% during the quarter to $17.9 million due to strong unit sales at higher average prices. Sales of Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution totaled $5.2 million down from $8.5 million in the period ended January 31, 2010 as the Company sold more units but at lower average prices than the comparable quarter. Sales of the Midlothian division, included in generic sales, decreased to $0.3 million.

ECR Pharmaceuticals contributed $5.5 million to sales in the current period, an increase of 24%, compared to sales of $4.4 million for the respective fiscal 2010 period. The increase was primarily due to sales of the Lodrane® line of antihistamines, which were partially offset by lower sales of the Dexpak® line of corticosteroids.

Sales for the Health Care Products division, which markets the Company’s OTC branded products, increased 27% to $3.7 million from $2.9 million for the three months ended January 31, 2011, largely due to higher sales of the Mag-Ox® line of magnesium supplements acquired in March 2010.

Cost of sales increased to $21.8 million or 43% of net sales, for the three months ended January 31, 2011 from $16.3 million, or 42% of net sales, for the three months ended January 31, 2010. The increase in cost of sales as a percentage of net sales is primarily due to significant pricing declines for Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution. The Company also experienced higher prices for certain raw materials and components. Increased sales of Fluticasone Propionate nasal spray at higher average prices and sales of the Mag-Ox® line of magnesium supplements partially offset these trends. The Company reserved $0.4 million for potential obsolescence of Lodrane® inventory for the ECR subsidiary due to FDA’s action on March 2, 2011 limiting future sales of the product beyond 180 days. This reserve lowered diluted earnings per share by $0.03.

Research and product development costs for the period ended January 31, 2011 increased to $2.7 million from $1.7 million for the three month period ended January 31, 2010 as the Company increased spending on internal projects for the generic division and expenditures for the ECR subsidiary.

For the three months ended January 31, 2011 and January 31, 2010, royalty income was $1.6 million which includes royalties relating to Brometane, a cough and cold product which the Company divested in July 2008, a royalty on sales of certain Naprelan® strengths and on nutritional products divested by the Company’s Midlothian division.

For the three month period ended January 31, 2011, selling, general and administrative expense was $11.3 million, a decrease of $0.7 million from $12.0 million at January 31, 2010.  This decrease was primarily due to the absence of royalty payments on profits of Dorzolamide with Timolol ophthalmic solution. This decrease was partially offset by higher costs related to the ECR subsidiary’s sales force, higher legal costs and increased amortization of intangibles.

Net income for the three month period was $10.1 million as compared to $8.5 million in the prior period. This resulted in an 18% increase of diluted earnings per share of $0.79 compared to $0.67 per share in the prior year.

David Seltzer, President and CEO, commented on the results: “We are pleased with a record quarter in terms of both sales and earnings. Once again, all segments of our business showed growth. Increased profitability has enabled the Company to stay focused on the aggressive development program for liquid and sterile products where we see multiple opportunities for growth.”

Conference Call Information

The Company will hold a conference call to discuss its financial results today at 10 a.m. Eastern Time.

To access the conference call, dial toll free 866-770-7146, or 617-213-8068 for international callers, five minutes before the conference. The passcode of the conference call is 25118853.

A replay of the conference call will be available after 1:00 p.m. on March 10, 2011, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 28023467.

Other Information

Hi-Tech currently has 14 products awaiting approval at the FDA, targeting brand and generic sales of over $1.0 billion. In addition, Hi-Tech has 20 products in active development targeting brand sales of over $3.0 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products.  The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products.  The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:  Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Three Months		Nine Months
	1/31/11	1/31/10	1/31/11	1/31/10
Net sales	$50,032,000	$38,820,000	$135,322,000	$123,172,000

Cost of goods sold	21,761,000	16,269,000	58,855,000	51,673,000

Gross profit	28,271,000	22,551,000	76,467,000	71,499,000

Selling, general, administrative expenses	11,267,000	11,983,000	29,871,000	34,845,000

Research & product development costs	2,742,000	1,718,000	7,207,000	5,184,000

Royalty income	(1,557,000)	(1,596,000)	(3,778,000)	(2,539,000)

Contract research (income)	(50,000)	(581,000)	(667,000)	(894,000)

Interest expense	12,000	9,000	34,000	24,000

Interest (income) and other	227,000	52,000	(89,000)	(1,233,000)

Total	$12,641,000	$11,585,000	$32,578,000	$35,387,000

Income (Loss) before income taxes	15,630,000	10,966,000	43,889,000	36,112,000

Provision (Benefit) for income taxes	5,492,000	2,426,000	15,100,000	11,500,000

Net income (loss)	$10,138,000	$8,540,000	$28,789,000	$24,612,000

	Three Months		Nine Months
	1/31/11	1/31/10	1/31/11	1/31/10

Basic net earnings (loss) per common share	$0.80	$0.70	$2.29	$2.10

Diluted net earnings (loss) per common share	$0.79	$0.67	$2.22	$2.01

Weighted average shares outstanding:
Basic	12,632,000	12,179,000	12,595,000	11,732,000

Effect of potential common shares	242,000	521,000	399,000	533,000

Diluted	12,874,000	12,700,000	12,994,000	12,265,000